Exhibit 4.14

BRAIIN LIMITED

ACN 660 713 093

(Company)

and

[Name of Director]

(Director)

INDEMNITY, INSURANCE AND ACCESS DEED

THIS DEED is made the                                    day of                                    20__

BETWEEN

Braiin Limited (ACN 660 713 093) of 283 Rokeby Road, Subiaco WA 6008 (Company);

AND

[Name of Director] of [Address of Director] (Director).

RECITALS

A.	The Director is a director of the Company. In that capacity, the Director is required to make decisions in relation to and act on behalf of the Company.

B.	The Company wishes to protect the Director from personal liability, in certain circumstances, which may arise from time to time through the Director acting as a director of the Company or any of its Related Bodies Corporate and has agreed to provide the Director with rights relating to indemnity, access to documents and insurance as set out in this Deed.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATIONS

1.1.	Definitions

In this Deed:

Board means the board of directors of the Company.

books, director, documents, officer and Related Body Corporate have the meanings given in section 9 of the Corporations Act.

Business Day means a day that is not a Saturday, Sunday, public holiday or bank holiday in Western Australia.

Company Documents means all written material provided to the Board or any committee of the Board during the time which the Director was a director of the Company, including, but not limited to, Board papers, submissions, minutes, memoranda, legal opinions, financial statements and subcommittee papers and Company Document means one of these documents.

Confidential Information means all the information contained in the Company Documents which is not in the public domain.

Constitution means the constitution as amended or replaced from time to time by the Company.

Corporations Act means the Corporations Act 2001 (Cth).

D&O Policy means an insurance policy insuring the Director (among others) against liability as a director and officer of the Company.

Deed means the deed constituted by this document and includes the Recitals.

Duty means any transfer, transaction or registration duty or similar charge imposed by any Government Authority and includes any interest, fine, penalty, charge or other amount imposed in respect of any of them.

Electronic Communication means:

a communication of information in the form of data, text or images by means of guided and/or unguided electromagnetic energy; or

a communication of information in the form of speech by means of guided and/or unguided electromagnetic energy, wehre the speech is prcessed at its destination by an automated voice recognition system.

Government Authority means a government or government department, a governmental or semi-governmental or judicial person (whether autonomous or not) charged with the administration of any applicable law.

Indemnity means the indemnity provided by the Company under clause 2.1.

Nominated Electronic Address, in relation to the addressee of an Electronic Communication means:

a)	the most recent electronic address nominated by the addressee to the originator of the Electronic Communication as the electronic address for receiving Electronic Communications; or

b)	if:

(i) the addressee has nominated an electronic address as mentioned in clause (a) above and the originator knows, or there are reasonable grounds to believe, that the address is not a current electronic address for the addressee; or

(ii) the addressee has not nominated an electronic address as mentioned in clause (a);

an electronic address that the originator believes on reasonable grounds to be a current electronic address for the addressee for receiving electronic communications.

Party means a party to this Deed and Parties has a corresponding meaning.

Relevant Proceedings means, in relation to the Director:

a)	any hearing, conference, dispute, inquiry or investigation or a court, arbitrator, mediator, tribunal or governmental or administrative body;

b)	any procedural step preceding or otherwise relating to such a hearing conference, dispute, inquiry or investigation,

in which the Director is involved as a party, witness or otherwise and because the Director is or was an officer of the Company.

Repayment Event has the same meaning given to that term in clause 2.3.

Tax means any tax, levy, excise, duty, charge, surcharge, contribution, withholding tax, impost or withholding obligation of whatever nature, whether direct or indirect, by whatever method collected or recovered, together with any fees, penalties, fines, interest or statutory charges.

1.2	Interpretation

In this Deed, unless the context otherwise requires:

a)	headings are for convenience only and do not affect the interpretation of this Deed;

b)	words importing the singular include the plural and vice versa;

c)	words importing a gender include any gender;

d)	an expression importing a natural person includes any company, partnership, joint venture, association, corporation or other body corporate;

e)	a reference to any statute or to any statutory provision includes any statutory modification or re-enactment of it or any statutory provision substituted for it, and all ordinances, by-laws, regulations, rules and statutory instruments (however described) issued under it;

f)	a reference to any document, includes any permitted amendment or supplement to, or replacement or novation of, that document;

g)	unless otherwise expressly provided, all references to currency shall be to the legal currency of Australia;

h)	a reference to the Director includes the estate, heirs and legal representatives of any deceased or mentally incompetent Director; and

i)	a document that is in a person’s custody or under a person’s control is in the person’s possession.

2.	INDEMNITY TO DIRECTOR

2.1.	Indemnity

a)	The Director is, to the maximum extent permitted by law, indemnified out of the property of the Company against any liability (other than a liability for costs and expenses) the Director incurs to another person (other than the Company or a Related Body Corporate of the Company) as an officer of the Company or a Related Body Corporate, unless the liability arises out of conduct involving a lack of good faith by the Director.

b)	The Director is, to the maximum extent permitted by law, indemnified out of the property of the Company against any liability for reasonable costs and expenses the Director incurs to another person (other than the Company or a Related Body Corporate of the Company) in defending any claim or proceeding, whether civil or criminal, in respect of:

(i) a liability either incurred or alleged to have been incurred by the Director as an officer of the Company or of a Related Body Corporate of the Company; or

(ii) the Director’s conduct, whether actual or alleged, as an officer of the Company or of a Related Body Corporate of the Company,

unless that claim or proceeding arises out of conduct involving a lack of good faith by the Director.

c)	The Director is, to the maximum extent permitted by law, indemnified out of the property of the Company against any liability for reasonable costs and expenses incurred by the Director:

(i) in defending any proceeding, whether civil or criminal:

A.	in respect of a liability either incurred or alleged to have been incurred by the Director as an officer of the Company or of a Related Body Corporate of the Company;

B.	in respect of the Director’s conduct, whether actual or alleged, as an officer of the Company or of a Related Body Corporate of the Company; or

C.	in connection with any inquiry by the Company or any regulator into the conduct of the Director as an officer of the Company or a Related Body Corporate of the Company,

in which judgment is given in favour of the Director or the Director is acquitted or the outcome of the inquiry is to not take any further action against the Director; or

(ii) in connection with an application in relation to the proceedings in which a court grants relief to the Director under the Corporations Act.

d)	The Director is, to the maximum extent permitted by law, indemnified out of the property of the Company against any liability incurred by the Director as an officer of the Company, including without limitation legal costs other than legal costs which are not reasonable.

e)	The indemnities in clauses 2.1(a), 2.1(b), 2.1(c) and 2.1(d) are separate and independent indemnities and, subject to clause 2.1(f), each is intended to apply to a liability arising out of any act, matter or circumstance whether occurring before or after the date of this Deed.

f)	If the Director has given a release to the Company before the date of this Deed:

(i) this Deed does not affect the operation of the release;

(ii) subject to clause 2.1(f)(iii), this Deed does not give the Director any right to indemnification in respect of the subject of the release; and

(iii) if and to the extent that the Director has a right to indemnification under the Company’s Constitution, the Director is entitled under this Deed to an indemnity on the terms provided in the Constitution.

2.2.	Continuing Indemnity

Each indemnity in clause 2.1 is an irrevocable, unconditional, continuing and principal obligation of the Company despite:

a)	the resignation or removal of the Director as an officer of the Company;

b)	the settlement of any dispute between the Director and the Company or any third party; or

c)	the occurrence of any other thing,

and remains in full force until released by the Director.

2.3.	Payment on Demand

a)	Any money which may be payable by the Company by indemnifying the Director under clause 2.1 is payable within five (5) days of a demand made by the Director (specifying the circumstances giving rise to the demand and providing such evidence as the Company reasonably requests) and is payable even if at that time any proceedings relevant to the matter have not been finally resolved.

b)	If the Company has under clause 2.3(a) paid an amount for costs and expenses incurred by the Director, to the extent that:

(i) it is subsequently determined that the Company is prohibited under the Corporations Act or any other legislation from indemnifying the Director in respect of the liability to which the amounts paid or advanced relate;

(ii) after the amount is paid or advanced, the Director receives any payment, benefit or credit from a third party in respect of the liability to which the amounts paid or advanced relate; or

(iii) the Director receives a payment under clause 2.5 which exceeds the actual expenses incurred,

(each a Repayment Event) the Director must, within 30 business days of the date of the Repayment Event, repay that amount to the Company, together with any additional amount paid to the Director under clause 2.3(d) in respect of that amount.

c)	The requirement to reimburse under clause 2.3(b) does not apply to a payment made by the Company which has or could have been made lawfully under clause 2.1 or which is covered by any other indemnity, including an indemnity contained in any D & O Policy.

d)	If for any reason the Director incurs a liability under any law relating to Tax in respect of a payment received by the Director under the Indemnity or taken to be received under the Indemnity, then the Company must pay to the Director an amount sufficient to ensure that the amount received by the Director equals the full amount that would have been received by the Director if that liability has not been incurred.

2.4.	Conduct of Proceedings

a)	To obtain the benefit of the Indemnity, the Director must:

(i) give notice to the Company promptly on becoming aware of any claim (whether made orally or in writing) against the Director that may give rise to a right to indemnity under this Deed;

(ii) take any reasonable action the Company requests to avoid, dispute, resist, bring an appeal in, compromise or defend any claim or any adjudication of a claim;

(iii) not make any admission of liability in respect of a claim or settle a claim without the Company’s prior written consent;

(iv) at the Company’s request, give all reasonable assistance and co-operation to the Company in the conduct of any claim, including, but not limited to, giving the Company any documents, authorities and directions that the Company reasonably requires to prosecute or advance any cross claim or counterclaim; and

(v) at the Company’s request, do anything reasonably necessary or desirable to enable the Company (so far as possible) to be subrogated to and enjoy the benefits of the Director’s rights in relation to any cross claim or claim against a third party and give any assistance reasonably requested by the Company for the purpose.

b)	If it is established that the Director has failed to satisfy clause 2.4(a) to the material prejudice of the Company in relation to the relevant claim, the Company is relieved of its obligations under this Deed in respect of that claim.

c)	The Company may do one or more of the following:

(i) assume the conduct, negotiation or defence of a claim;

(ii) institute a cross claim or a counterclaim;

(iii) subject to clause 2.5, retain lawyers in relation to a claim to act on behalf of both the Director and the Company; and

(iv) take all reasonably necessary steps for the purposes of doing any of the things referred to in this clause 2.4(c),

and, when it does so, the conduct of the claim will be under the management and control of the Company or its insurers.

d)	The Company may compromise or settle a claim on terms it thinks fit.

e)	The Director is entitled to be reimbursed by the Company for the Director’s actual costs reasonably incurred in taking action or giving assistance under clause 2.4(a).

2.5.	Legal Representation

The Director may engage separate legal or other representation and participate in a claim or proceeding against the Director arising out of being an officer of the Company. The Company will advance an amount equivalent to any expenses incurred by the Director relating to the representation or participation only to the extent that they are:

a)	incurred before the Company assumes conduct of the claim or proceeding;

b)	incurred with the Company’s prior written authority; or

c)	reasonable and incurred in circumstances where:

(i) the Company has refused to authorise representation or participation by lawyers other than lawyers acting also for the Company; and

(ii) there is a reasonable likelihood that the interests of the Director and the Company would conflict if the same lawyers were to act for both the Director and the Company.

2.6.	Interaction with Insurance

The Director must make a claim under any relevant insurance policy the Director holds in respect of any liability for which the Director may be able to claim under this Deed. If the Company has made a payment under this Deed in respect of a liability for which the Director has insurance, the Director must pay any relevant proceeds of that policy to the Company on receipt of those proceeds but the Director is not required to pay to the Company any amount which would be in excess of the amount paid by the Company.

2.7.	Interaction with Constitution

The provisions of clause 2.3 to 2.6 inclusive will apply to any right to indemnification the Director has under the Company’s Constitution as if those provisions were included in the Constitution.

3.	MAINTENANCE, ACCESS AND CONFIDENTIALITY OF COMPANY DOCUMENTS

3.1.	Company to Maintain Company Documents

The Company must keep a complete set of all Company Documents in a systematic and organised way, in its custody or possession until the later of:

a)	the date which is 7 years after the Director ceases to be an officer of the Company; and

b)	the date any Relevant Proceedings commenced before the date in clause 3.1(a) have been finally resolved.

3.2.	Director May Access and Use Company Documents

a)	If, during the period referred to in clause 3.1, the Director asks to inspect or asks for a copy of a Company Document and the request is made in connection with Relevant Proceedings, the Company must, subject to clause 3.2(b), within 14 days of receiving that request, as appropriate:

(i) allow the Director (or a person the Director nominates in writing) to inspect the Company Document at the Company’s registered office (or another place agreed by the Company and the Director); and/or

(ii) give the Director a copy of the Company Document without charge.

b)	The Company need not comply with clause 3.2(a) if:

(i) the Company, acting reasonably, is not satisfied that the document sought is material to the Relevant Proceedings; or

(ii) the Company considers that to provide the requested Company Document would have a material adverse effect on the Company or a Related Body Corporate.

c)	the Director:

(i) acknowledges that the Company remains the owner of any document obtained from the Company under this clause 3.2; and

(ii) must, at the Company’s written request, return to the Company or destroy all copies of any Company Document obtained from the Company under this clause 3.2 within 14 days after the Relevant Proceedings are finally resolved.

d)	The Company acknowledges that monetary damages alone would not adequately compensate the Director for the Company’s breach of its obligations under clauses 3.1 and 3.2 and that accordingly specific performance of those obligations is an appropriate remedy.

e)	This Deed does not limit any right of access the Director otherwise has to Company Documents.

3.3. Confidentiality and Privilege

a)	The Director must not disclose any Confidential Information in any document of the Company to a third party unless:

(i) the Company has given its prior written consent;

(ii) the Director is required by law to disclose it; or

(iii) the disclosure is made for the purpose of obtaining professional advice:

A.	in circumstances approved by the committee of the Board of the Company that has responsibility for corporate governance matters (the Committee);

B.	after prior written notice to the Chairman where the Committee has not given the approval set out in sub-clause 3.3(a)(iii)

(A) above and the Director considers it necessary to seek professional advice in order to carry out his or her duties as a director of the Company in connection with a matter currently before the Board; or

C.	in connection with Relevant Proceedings or the threat of Relevant Proceedings,

and the Director uses best endeavours to ensure all matters disclosed are kept confidential and advises the Board if the advice in any way contradicts the current position of the Board or contradicts advice previously received by the Board.

b)	Where the Director is entitled to disclose Confidential Information under clause 3.3(a) and the Company Document includes any information to which legal professional privilege attaches for the benefit of the Company, or both the Company and the Director, the Director must use best endeavours to avoid doing anything that will cause that privilege to be waived, extinguished or lost by the Company in relation to third parties.

4.	D&O POLICY

4.1.	Maintenance of D&O Policy

a)	Subject to clause 4.2 and clause 4.3, the Company must maintain a D&O Policy while the Director is an officer of the Company and until the later of:

(i) the date which is 7 years after the Director ceases to be an officer of the Company; and

(ii) the date any Relevant Proceedings commenced before the date in 4.1(a) (i) have been finally resolved.

b)	To the extent required to comply with its disclosure obligations relating to the D&O Policy, the Company will seek information from the Director within a reasonable period before renewing the policy and the Director must supply the information sought.

4.2.	Terms of D&O Policy

The Company must:

a)	ensure that the D&O Policy is on terms considered reasonable by the Company;

b)	to the maximum extent permitted by law, pay the cost of any premiums under the D&O Policy; and

c)	give the Director a copy of the D&O Policy annually on request.

4.3.	Cessation of Insurance

The Company may cease to maintain a D&O Policy if the Company reasonably determines that:

a)	the type of coverage is no longer available; or

b)	the costs of maintaining and paying premiums on a D&O Policy (whether generally or in respect of a particular officer, including the Director) would be so prohibitive that it would no longer be in the interests of the Company to maintain the policy.

If the Company ceases to maintain a D&O Policy covering the Director, it must notify the Director of that event.

5.	NOTICES AND OTHER COMMUNICATIONS

5.1.	Service of notices

A notice, demand, consent, approval or communication under this Deed (Notice) must be:

a)	in writing, in English and signed by a person duly authorised by the sender; and

b)	hand delivered or sent by prepaid post, courier or means of an Electronic Communication addressed to the recipient’s address for Notices specified in clause 5.2, as varied by any Notice given by the recipient to the sender.

5.2.	Address of Parties

The initial address of the Parties shall be as follows:

a)	to the Company at:

Address: 283 Rokeby Road,

SUBIACO WA 6008

Email: admin@braiin.com

For the attention of: Jay Stephenson

b)	to the Director at:

Address: [Address of Director]

Email: [Email of Director]

For the attention of: [Name of Director]

The email addresses in this clause 5.2 are deemed to be the Nominated Electronic Address for each of the Parties.

5.3.	Electronic Communications

Notices may be delivered using a form of Electronic Communication or if a Party (the Notifying Party)gives a Notice to the other Party stating that Electronic Communications is no longer an accepted form of communication for Notices addressed to the Notifying Party.

5.4.	Effective on receipt

A Notice given in accordance with clause 5.1 takes effect when taken to be received (or at a later time specified in it), and is taken to be received:

a)	if hand delivered, on delivery;

b)	if sent by prepaid post, on the second Business Day after the date of posting (or on the eighth Business Day after the date of posting if posted to or from a place outside Australia);

c)	if sent by courier, on the date of delivery(as stated in the consignment tracking advice obtained from the courier company);

d)	if sent by Electronic Communication, when the Electronic Communication becomes capable of being retrieved by the addressee at the addressee’s Nominated Electronic Address,

but if the delivery, receipt or transmission is not on a Business Day or is after 5.00pm (addressee’s time) on a Business Day, the Notice is taken to be received at 9:00am (addressee’s time) on the next Business Day.

6.	FURTHER ASSURANCE

Each Party will promptly do and perform all further acts and execute and deliver all further documents (in form and content reasonably satisfactory to that Party) required by law or reasonably requested by the other Party to give effect to Deed.

7.	GOVERNING LAW

This Deed shall be governed by and construed in accordance with the law from time to time in the State of Western Australia and the Parties agree to submit to the non-exclusive jurisdiction of the courts of Western Australia and the courts which hear appeals therefrom.

8.	VARIATION

This Deed may only be amended in writing signed by each of the Parties.

9.	COSTS

9.1.	Duty

All Duty assessed on or in respect of this Deed shall be paid by the Company.

9.2.	Legal Costs

Each Party shall bear their own legal costs of and incidental to the preparation, negotiation and execution of this Deed.

10.	WAIVERS

Without limiting any other provision of this Deed, the Parties agree that:

a)	failure to exercise or enforce, or a delay in exercising or enforcing, or the partial exercise or enforcement of, a right, power or remedy provided by law or under this Deed by a Party does not preclude, or operate as a waiver of, the exercise or enforcement, or further exercise or enforcement, of that or any other right, power or remedy provided by law or under this Deed;

b)	a waiver given by a Party under this Deed is only effective and binding on that Party if it is given or confirmed in writing by that Party; and

c)	no waiver of a breach of a term of this Deed operates as a waiver of another breach of that term or of a breach of any other term of this Deed.

11.	MISCELLANEOUS

11.1.	Severance

If any term or provision of this Deed is invalid, illegal or unenforceable such invalidity, illegality or unenforceability will not affect any other term or provision of this Deed.

11.2.	Entire Agreement

This Deed constitutes the entire understanding of the Parties with respect to the subject matter and replaces all other agreements (whether written or oral) between the Parties.

11.3.	Counterparts

This Deed may be executed in any number of counterparts. All counterparts will be taken to constitute one instrument. Signatures by Electronic Communication are taken to be valid and binding to the same extent as original signatures.

11.4.	Time

Time shall be of the essence in this Deed in all respects.

EXECUTED by the Parties as a Deed.

EXECUTED by BRAIIN LIMITED	)
ACN 660 713 093)
)
in accordance with section127 of	)
the Corporations Act 2001 (Cth):	)

Signature of director	Signature of director/company secretary*

Name of director	Name of director/company secretary*
*please delete as applicable

SIGNED by [Name of Director] in the	)
presence of:	)
)

Signature of witness	Signature

Name of witness